MYR GROUP INC. 1996 NONEMPLOYEE DIRECTOR    Exhibit 10.1
                                STOCK OWNERSHIP PLAN

                           ARTICLE I - Purpose of the Plan

          The purpose of the MYR Group Inc. Nonemployee Director Stock Ownership Plan is to further the growth, development, and financial success of the Company by strengthening the Company's ability to attract and retain the services of experienced and knowledgeable Nonemployee Directors by enabling them to participate in the Company's growth and by linking the personal interests of Nonemployee Directors to those of the Company's shareholders.

                          ARTICLE II - Certain Definitions

          Unless the context clearly indicates otherwise, the following terms shall have the following meanings:
          2.1  "Award" means a grant of Restricted Stock under the Plan.
          2.2  "Board" means the Board of Directors of  MYR Group Inc.
          2.3  "Change of Control" shall have the meaning set forth in
                Section 7.2.
          2.4 "Code" means the Internal Revenue Code of 1986, as amended from time to time.
          2.5  "Company" means MYR Group Inc.
          2.6  "Disability" means total disability within the meaning of
                Section 22(e)(3) of the Code.
          2.7 "Employee" means any full time worker, paid hourly or by salary, in the employment of the Company or any of its subsidiaries.
          2.8 "Exchange Act" means the Securities Exchange Act of 1934, as amended.
          2.9 "Nonemployee Director" means any individual who is a member of the Board of the Company, but who is not otherwise an Employee of the Company.
          2.10 "Participant" means a Nonemployee Director who has been awarded stock under the Plan.
          2.11 "Plan" means the MYR Group Inc. 1996 Nonemployee Director Stock Ownership Plan.
          2.12 "Restricted Stock" or "Restricted Shares" means shares of common stock of the Company granted to a Nonemployee Director under the Plan.
          2.13 "Retirement" means cessation of membership on the Board of the Company for any reason other than death, disability or for cause.
          2.14 "Stock" or "Shares" means common stock of the Company.

                            ARTICLE III - Administration

          3.1 Administration of Plan. The Plan shall be administered by the Board, subject to the restrictions set forth in the Plan.

          3.2 Authority of the Board. The Board shall have the full power, discretion, and authority to interpret and administer the Plan in a manner which is consistent with the Plan's provisions. Any action taken by the Board with respect to the administration of the Plan which would result in any Nonemployee Director ceasing to be a "disinterested person" within the meaning of Rule 16b-3 under the Exchange Act shall be null and void.
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          3.3  Effect of Board Determinations.  All determinations and decisions made by the Board pursuant to the provisions of the Plan and all related orders or resolutions of the Board shall be final, conclusive, and binding on all persons, including the Company, its shareholders, Employees, Participants and their estates and beneficiaries.

                             ARTICLE IV - Eligibility

          4.1 Persons eligible to participate in the Plan shall be limited to the Nonemployee Directors of the Company.

                       ARTICLE V - Shares Subject to the Plan

          5.1 Number of Shares. Subject to adjustment as provided herein, the total number of Shares available for Award under the Plan may not exceed 50,000. If any Shares awarded under the Plan shall be forfeited, such Shares shall again become available for future Awards under the Plan.

          5.2 Adjustments in Authorized Shares. In the event of any merger, reorganization, consolidation, recapitalization, liquidation, stock dividend, split up, Share combination, or other change in the corporate structure of the Company affecting the Shares, the Board may make such adjustments to outstanding Awards to prevent dilution or enlargement of rights.

                            ARTICLE VI - Restricted Stock

          6.1 Awards of Restricted Stock. Each Nonemployee Director shall have the right to elect to receive all or part of his or her annual retainer fee which would otherwise be payable quarterly in cash, in Shares of Restricted Stock. The Restricted Shares will be awarded pursuant an election made by the Participant in writing and filed with the Secretary of the Company prior to December 31 of the year prior to the year for which such election is made. The number of Restricted Shares will be awarded pursuant to such election on the date of the annual meeting of stockholders in the year for which such election has been made. The number of Restricted Shares so awarded shall be determined by dividing the amount of the retainer to be paid in Restricted Shares by the average of the closing sales prices of the Company's common stock on the New York Stock Exchange (as reported in The Wall Street Journal, Midwest Edition) on each of the ten trading days immediately preceding the date of the award and
          rounding to the nearest whole number.   A Participant's election
          shall remain in effect for the year for which such election has been made and may not be changed by the Participant.
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          6.2  Transferability and Custody.  The Restricted Shares awarded to a Nonemployee Director may not be sold, pledged, assigned, transferred, gifted or otherwise alienated or hypothecated until such time as the restrictions with respect to such Shares have lapsed as provided herein. At the time Restricted Shares are awarded to a Participant, stock certificates representing the Restricted Stock shall be issued in the name of the Participant. Thereupon the Participant shall become a stockholder of the Company with respect to such Restricted Stock and shall be entitled to vote the shares and be entitled to receive all dividends. If all or part of a dividend is paid in Stock, the Stock shall be held by the Company subject to the same restrictions as the Restricted Stock that is the basis for the dividend. All stock certificates representing Restricted Shares shall be held in custody by the Company for the account of the Participant, together with stock powers executed by the Participant in favor of the Company.

          6.3 Other Restrictions. The Company may impose such other restrictions on Shares granted pursuant to the Plan as it may deem necessary or advisable including, without limitation, imprinting a legend on the certificates and restrictions to achieve compliance with Securities laws and stock exchange requirements.

          6.4  Lapse of Restrictions.  The restrictions provided in Sections
          6.2 and 6.3 shall remain in effect until, and shall lapse only upon, the earlier of (a) five years from the date of the Award or (b) the termination of a Participant's service as a Director by reason of death, Disability, or Retirement from the Board. Upon lapse of the restrictions, the certificates representing the Shares shall thereafter be delivered to the Participant, or in the case of Participant's death or Disability, to the Participant's personal representative or to the person to whom such shares are transferred by will or by the applicable laws of descent and distribution.

          6.5 Termination for Cause. In the event the Participant's service as a Director is terminated on account of (a) fraud or intentional misrepresentation, or (b) embezzlement, misappropriation, or conversion of assets or opportunities of the Company, all Restricted Shares awarded to such Participant prior to the date of termination shall be immediately forfeited.

          6.6 Withholding of Taxes. The Company shall have the right to collect cash from Participants in an amount necessary to satisfy any Federal, state or local withholding tax requirements.

                           ARTICLE VII - Change in Control

          7.1  Effect of Change of Control.  Notwithstanding the provisions of
          Article VI herein, upon the occurrence of an event of Change of
          Control:

          (a) the Restrictions imposed on the Restricted Stock shall lapse, and the Restricted Stock shall vest in the Participant, and

          (b)  within ten (10) business days after the occurrence of a Change of Control, the certificates representing the Restricted Stock so vested, without any restriction or legend thereon, shall be delivered to the Participant.
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          7.2  The term "Change of Control" shall mean the occurrence of any of the following events:

          (a) The acquisition, by a person or group of persons acting in concert, of a beneficial ownership interest in the Company, resulting in the total beneficial ownership of such persons or group of persons (excluding C. M. Brennan III so long as he is a director of the Company) equaling or exceeding 30% of the outstanding common stock of the Company; provided, however, that no such person or group of persons shall be deemed to beneficially own (I) any common stock acquired directly from the Company or (ii) any common stock held by the Company or any of its subsidiaries or any employee benefit plan (or any related trust) of the Company or its subsidiaries. The Change in Control shall be deemed to occur on the date the beneficial ownership of the acquiring person or group of persons first equals or exceeds 30% of the outstanding common stock of the Company.

          (b) A change, within any period of thirty-six (36) months or less, in the composition of the Board such that at the end of such period a majority of the directors who are then serving were not serving at the beginning of such period, unless at the end of such period the majority of the directors in office were nominated upon the recommendation of a majority of the Board at the beginning of such period. The Change in Control shall be deemed to occur on the date the last director necessary to result in a Change in Control takes office or resigns from office, as applicable.

          (c) Approval by stockholders of the Company of a merger, consolidation or other reorganization having substantially the same effect, or the sale of all or substantially all the consolidated assets of the Company in each case, with respect to which the persons or group of persons (excluding C. M. Brennan III so long as he is a director of the Company) who were the respective beneficial owners of the common stock or warrants immediately prior to such even do not, following such event, beneficially own, directly or indirectly, more than 30% of, respectively the then outstanding voting securities of the Company resulting from such event or the Company purchasing or receiving assets pursuant to such event. The Change in Control shall be deemed to occur on the date on which the transaction is approved by the Company's stockholders.

                ARTICLE VII - Amendment, Modification and Termination

          8.1 Amendment, Modification and Termination. Subject to the terms set forth in this Section 8.1, the Board may terminate, amend, or modify the Plan at any time and from time to time; provided, however, that the provisions set forth in the Plan regarding the amount, the price or the timing of Awards to Nonemployee Directors may not be amended, other than to comport with changes in the Code, the Employee Retirement Income Security Act, or the rule thereunder. The Plan shall terminate when all of the Shares subject to it have been awarded according to the provisions of the Plan. However, in no event shall an award be made under the Plan on or after December 31, 2005.
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               Without the approval of the voting stockholders of the Company as may be required by the rules of Section 16 of the Exchange Act, by any national securities exchange or system on which the Shares are then listed or reported, or by a regulatory body having jurisdiction with respect thereto, no such termination, amendment or modification may:

          (a) Materially increase the total number of Shares which may be available for grants of Awards under the Plan, except as provided in Section 5.2 herein; or

          (b) Materially modify the requirements with respect to eligibility to participate in the Plan; or

          (c) Materially increase the benefits accruing to Nonemployee Directors under the Plan.

          8.2 Awards Previously Granted. Unless required by law, no termination, amendment or modification of the Plan shall materially affect, in an adverse manner, any Award previously granted under the Plan, without the consent of the Nonemployee Director holding the Award.

                         ARTICLE IX - No Right of Nomination

          9.1 Nothing in the Plan shall be deemed to create any obligation on the part of the Board to nominate any Participant for reelection by the Company's stockholders.

                           ARTICLE X - Requirements of Law

          10.1 The granting of Awards under the Plan and the issuance of stock certificates shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

                             ARTICLE XI - Effective Date

          11.1 The Plan shall become deemed to be effective as of March 20, 1996, the date which the Plan was adopted by the Board, upon approval by the holders of a majority of the shares of common stock at a meeting of stockholders of the Company.